Exhibit 99.1

NEWS RELEASE

The Manitowoc Company Reports Fourth-Quarter
and Full-Year Financial Results

Crane backlog climbs to $738 million on strength of Q4 orders;
Company provides initial 2015 outlook and guidance;
Company separately announces a plan to pursue a separation of its Cranes and
Foodservice businesses into two independent publicly-traded companies;
Company to hold conference call at 6:00 pm (ET) today

MANITOWOC, Wis. - January 29, 2015 - The Manitowoc Company, Inc. (NYSE: MTW) today reported full-year sales of $3.9 billion, a 4.0 percent decrease from $4.0 billion in 2013. GAAP net income in 2014 was $144.5 million, or $1.05 per share, versus GAAP net income of $141.8 million, or $1.05 per share, in the prior year. Excluding the special items described in the reconciliation below, adjusted earnings from continuing operations in 2014 were $159.2 million, or $1.16 per share, versus adjusted earnings from continuing operations of $195.9 million, or $1.45 per share in 2013.
For the fourth quarter of 2014, sales were $1.0 billion, a decrease of 6.1 percent compared to sales of $1.1 billion in the fourth quarter of 2013. On a GAAP basis, the company reported net earnings of $33.6 million, or $0.25 per diluted share, in the fourth quarter versus net earnings of $20.9 million, or $0.15 per diluted share, in the fourth quarter of 2013. Both periods included special items. Excluding special items, the adjusted earnings from continuing operations were $37.5 million, or $0.27 per diluted share, in the fourth quarter of 2014, versus adjusted earnings from continuing operations of $63.9 million, or $0.47 per diluted share, in the fourth quarter of 2013.
Adjustments to GAAP results include certain items management considers in evaluating operating performance in each period. During the fourth quarter of 2014, adjustments included $3.9 million of costs associated with restructuring activities. 2013 restructuring charges were primarily related to the disposal of Manitowoc’s 50-percent interest in Tai’An Dong Yue, a Chinese truck crane business. A reconciliation of GAAP net earnings to net earnings before special items for the quarter and year-to-date periods is provided later in this press release.
“Macroeconomic headwinds continue to put downward pressure on demand for our products and solutions, which muted enterprise results for the fourth-quarter and full-year 2014. In addition, we failed to realize some opportunities that we expected to come to fruition during the quarter,” commented Glen E. Tellock, Manitowoc’s chairman and chief executive officer. “We have, however, accelerated cost optimization programs, initiated headcount rationalizations, and identified near-term margin expansion opportunities. Furthermore, we have maintained our investment in innovation and after-market product support, which should enhance the leadership position of the Cranes and Foodservice businesses in their respective industries near-term while positioning each business for growth as global demand levels normalize.”
Tellock continued, “As we announced separately today, Manitowoc’s management team and Board of Directors have now determined that the Cranes and Foodservice businesses are best-suited to realize their full potential on a standalone basis. This decision was reached as part of our regular evaluation and exploration of opportunities to optimize the company’s performance and create value for shareholders, and included a thorough review of the current and projected operating environments for the two segments.”
Foodservice Segment Results
For the full year, Foodservice revenues rose 2.6 percent to $1.6 billion, operating earnings declined 6.5 percent to $234.0 million, while operating margins were 14.8 percent compared to 16.2 percent in the prior year.
Fourth-quarter 2014 net sales in Foodservice declined to $374.2 million from $399.5 million in the fourth quarter of 2013. The decrease was driven primarily by fewer new product rollouts and unfavorable foreign exchange rates.
Foodservice operating earnings for the fourth quarter of 2014 were $48.3 million versus $68.7 million for the fourth quarter of 2013. This resulted in an operating margin of 12.9 percent in Foodservice for the fourth quarter of 2014, compared to 17.2 percent for the fourth quarter of 2013. The year-over-year decrease in operating margin was driven by lower new product sales, higher discounts, increased warranty costs, higher start-up costs for KitchenCare, unfavorable product mix, as well as cost and efficiency issues for certain hot-side products, which were partially offset by sourcing and procurement initiatives.

“While we had challenging fourth-quarter results in Foodservice, the actions taken in the second half of 2014 should benefit this business’s growth and margins in the coming year. To date, we have completed the organizational restructuring aimed at aligning the business to better serve our growing customer base, while also identifying new areas of opportunity. In addition, we continue to improve efficiencies across our manufacturing footprint. Our customers continue to support our investment in innovation and synergistic solutions as both remain clear differentiators within the market, which we believe will allow us to capture the growth inherent in this business,” Tellock stated.
Crane Segment Results
For the full year, Crane revenues declined 8.0 percent to $2.3 billion, operating earnings declined to $163.9 million versus $218.8 million in the prior-year period, while operating margins were 7.1 percent for the full year ended 2014.
Fourth-quarter 2014 net sales in Cranes were $663.2 million, versus $704.8 million in the fourth quarter of 2013. The decline in sales was due to the negative impact of foreign currency exchange rates between the Euro and US dollar, higher price discounting, and volume decreases that were most pronounced in the rough-terrain and boom truck product categories.
Crane operating earnings for the fourth quarter of 2014 were $45.3 million, down from $54.8 million in the same period last year. This resulted in an operating margin of 6.8 percent for the fourth quarter of 2014 versus 7.8 percent for the fourth quarter of 2013. Fourth-quarter 2014 margins were affected by lower production volumes, pricing pressure amplified by currency headwinds, and foreign exchange rates that were partially offset by ongoing operational efficiencies and cost reductions.
Crane backlog totaled $738 million as of December 31, 2014, an increase of $22 million, or 3.1 percent, from the third quarter 2014 and an increase of 28.6 percent from the prior year period. Fourth-quarter 2014 orders of $686 million increased 23.2 percent from the third quarter of 2014, but declined 3.0 percent from the fourth quarter of 2013, representing a book-to-bill of 1.0 times.
Tellock continued, “Uncertainty among our customers remains at the forefront of their purchasing decisions. Ongoing global softness in the rough-terrain and boom truck markets, coupled with declining oil prices, created a challenging environment for the segment. However, we continue to focus on the areas within our control, such as cost optimization strategies which include lean initiatives and capturing savings through sourcing and purchasing initiatives. As we enter 2015, we anticipate that worldwide crane demand levels will remain very challenging in the near-term, but we are encouraged by our improved order intake, a strengthening backlog, and the strong market acceptance of our VPC crawler crane technology. As a result, we continue to position the business to capture the upside for significant cyclical growth with key investments to drive additional new product innovation, speed of new product introductions, and aftermarket product support initiatives.”
Cash Flow
Cash flow provided from operating activities from continuing operations in the fourth quarter of 2014 was $237.6 million, driven by cash from profitability and improvements in working capital, particularly in inventory levels within the Crane business. Fourth-quarter capital expenditures totaled $26.9 million and $84.8 million for the full-year 2014.
2015 Guidance
For the full-year 2015, Manitowoc expects:
■ Crane revenue - mid single-digit percentage decline
■ Crane operating margins - high single-digit percentage
■ Foodservice revenue - mid single-digit percentage growth
■ Foodservice operating margins - improving mid-teens percentage
■ Capital expenditures - approximately $85 million
■ Depreciation & amortization - approximately $110 million
■ Interest expense - approximately $80 million
■ Amortization of deferred financing fees - approximately $4 million
■ Total leverage - below 3x debt-to-EBITDA
■ Effective tax rate - mid-to-high 20 percent range

Intent to Separate Into Two Independent Publicly-Traded Companies
Manitowoc separately today announced that its Board of Directors has approved a plan to pursue a separation of the company’s Cranes and Foodservice businesses into two independent, publicly-traded companies. The company currently anticipates that the separation will be effected through a tax-free spin-off of the Foodservice business and expects the spin-off to be completed in the first quarter of 2016, creating two separate, industry-leading companies with distinct enterprise strategies.

Investor Conference Call

Today at 6:00 p.m. ET (5:00 p.m. CT), Manitowoc’s senior management will discuss its fourth-quarter and full-year results as well as review the proposed separation during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Manitowoc’s Web site at http://www.manitowoc.com. A replay of the conference call will also be available at the same location on the Web site. In addition, a supplemental presentation to be referenced during the call will be available on the company’s website.

About The Manitowoc Company, Inc.
Founded in 1902, The Manitowoc Company, Inc. is a multi-industry, capital goods manufacturer with 92 manufacturing, distribution, and service facilities in 25 countries. The company is recognized globally as one of the premier innovators and providers of crawler cranes, tower cranes, and mobile cranes for the heavy construction industry. Manitowoc is also one of the world's leading innovators and manufacturers of commercial foodservice equipment, which includes 24 market-leading brands of hot- and cold-focused equipment. In addition, both segments are complemented by a slate of industry-leading product support services. In 2014, Manitowoc’s revenues totaled $3.9 billion, with approximately half of these revenues generated outside of the United States.

Forward-looking Statements
This press release includes "forward-looking statements" intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as "intends," "expects," "anticipates," "targets," "estimates," and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results and developments to differ materially include, among others:

•	unanticipated changes in revenues, margins, costs, and capital expenditures;

•	the ability to significantly improve profitability;

•	the ability to direct resources to those areas that will deliver the highest returns;

•	uncertainties associated with new product introductions, the successful development and market acceptance of new and innovative products that drive growth;

•	the ability to focus on the customer, new technologies, and innovation;

•	the ability to focus and capitalize on product quality and reliability;

•	the ability to increase operational efficiencies across each of Manitowoc’s business segments and to capitalize on those efficiencies;

•	the ability to capitalize on key strategic opportunities and the ability to implement Manitowoc’s long-term initiatives;

•	the ability to generate cash and manage working capital consistent with Manitowoc’s stated goals;

•	the ability to convert order and order activity into sales and the timing of those sales;

•	pressure of financing leverage;

•	matters impacting the successful and timely implementation of ERP systems;

•	foreign currency fluctuations and their impact on reported results and hedges in place with Manitowoc;

•	changes in raw material and commodity prices;

•	unexpected issues associated with the quality of materials and components sourced from third parties and the resolution of those issues;

•	unexpected issues associated with the availability and viability of suppliers;

•	the risks associated with growth;

•	geographic factors and political and economic conditions and risks;

•	actions of competitors;

•	changes in economic or industry conditions generally or in the markets served by Manitowoc;

•
unanticipated changes in customer demand, including changes in global demand for high-capacity lifting equipment; changes in demand for lifting equipment and foodservice equipment in emerging economies, and changes in demand for used lifting equipment and foodservice equipment;

•	global expansion of customers;

•	the replacement cycle of technologically obsolete cranes;

•	the ability of Manitowoc's customers to receive financing;

•
foodservice equipment replacement cycles in national accounts and global chains, including unanticipated issues associated with refresh/renovation plans by national restaurant accounts and global chains;

•	efficiencies and capacity utilization of facilities;

•
issues relating to the ability to timely and effectively execute on manufacturing strategies, including issues relating to new plant start-ups, plant closings, and/or consolidations of existing facilities and operations;

•	issues related to workforce reductions and subsequent rehiring;

•	work stoppages, labor negotiations, labor rates, and temporary labor costs;

•	government approval and funding of projects and the effect of government-related issues or developments;

•	the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, joint ventures, and other strategic alternatives;

•	realization of anticipated earnings enhancements, cost savings, strategic options and other synergies, and the anticipated timing to realize those savings, synergies, and options;

•	unanticipated issues affecting the effective tax rate for the year;

•	unanticipated changes in the capital and financial markets;

•	risks related to actions of activist shareholders;

•	changes in laws throughout the world;

•	natural disasters disrupting commerce in one or more regions of the world;

•	risks associated with data security and technological systems and protections;

•	acts of terrorism; and

•	risks and other factors cited in Manitowoc's filings with the United States Securities and Exchange Commission.
Manitowoc undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements only speak as of the date on which they are made. Information on the potential factors that could affect the company's actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.
For more information:
Carl J. Laurino
Senior Vice President & Chief Financial Officer
920-652-1720

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the Three and Twelve Months Ended December 31, 2014 and 2013
(In millions, except share data)
INCOME STATEMENT

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net sales	$1,037.4	$1,104.3	$3,886.5	$4,048.1
Cost of sales	795.9	842.7	2,900.4	3,026.3
Gross profit	241.5	261.6	986.1	1,021.8
Engineering, selling and administrative expenses	158.5	151.9	641.6	617.6
Asset impairments	1.1	—	1.1	—
Restructuring expense	4.3	3.2	9.0	4.8
Amortization expense	8.7	8.8	35.1	35.3
Other	0.4	(0.8)	0.5	(0.3)
Operating earnings	68.5	98.5	298.8	364.4
Amortization of deferred financing fees	(1.1)	(1.7)	(4.4)	(7.0)
Interest expense	(24.9)	(31.6)	(94.0)	(128.4)
Loss on debt extinguishment	(0.2)	(2.6)	(25.5)	(3.0)
Other expense - net	(3.9)	(1.9)	(5.5)	(0.8)
Earnings from continuing operations before taxes on income	38.4	60.7	169.4	225.2
Provision for taxes on income	4.9	1.3	8.6	36.1
Earnings from continuing operations	33.5	59.4	160.8	189.1
Discontinued operations:
Earnings (loss) from discontinued operations, net of income taxes	0.1	(3.9)	(1.4)	(18.8)
Loss on sale of discontinued operations, net of income taxes	—	(1.1)	(11.0)	(2.7)
Net earnings	33.6	54.4	148.4	167.6
Less: net earnings attributable to noncontrolling interests	—	33.5	3.9	25.8
Net earnings attributable to Manitowoc	$33.6	$20.9	$144.5	$141.8
Amounts attributable to the Manitowoc common shareholders:
Earnings from continuing operations	$33.5	$24.1	$156.5	$154.8
Earnings (loss) from discontinued operations, net of income taxes	0.1	(2.1)	(1.0)	(10.3)
Loss on sale of discontinued operations, net of income taxes	—	(1.1)	(11.0)	(2.7)
Net earnings attributable to Manitowoc	$33.6	$20.9	$144.5	$141.8
BASIC EARNINGS (LOSS) PER SHARE:
Earnings from continuing operations attributable to the Manitowoc common shareholders, net of income taxes	$0.25	$0.18	$1.16	$1.16
Loss from discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	—	(0.02)	(0.01)	(0.08)
Loss on sale of discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	—	(0.01)	(0.08)	(0.02)
BASIC EARNINGS PER SHARE	$0.25	$0.16	$1.07	$1.07
DILUTED EARNINGS (LOSS) PER SHARE:
Earnings from continuing operations attributable to the Manitowoc common shareholders, net of income taxes	$0.24	$0.18	$1.14	$1.14
Loss from discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	—	(0.02)	(0.01)	(0.08)
Loss on sale of discontinued operations attributable to the Manitowoc common shareholders, net of income taxes	—	(0.01)	(0.08)	(0.02)
DILUTED EARNINGS PER SHARE	$0.25	$0.15	$1.05	$1.05
AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	135,323,941	133,179,325	134,934,892	132,894,179
Average Shares Outstanding - Diluted	136,998,722	135,617,673	137,351,309	135,330,193

SEGMENT SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net sales from continuing operations:
Cranes and related products	$663.2	$704.8	$2,305.2	$2,506.3
Foodservice equipment	374.2	399.5	1,581.3	1,541.8
Total	$1,037.4	$1,104.3	$3,886.5	$4,048.1
Operating earnings (loss) from continuing operations:
Cranes and related products	$45.3	$54.8	$163.9	$218.8
Foodservice equipment	48.3	68.7	234.0	250.3
General corporate expense	(10.6)	(13.8)	(53.4)	(64.9)
Asset impairments	(1.1)	—	(1.1)	—
Restructuring expense	(4.3)	(3.2)	(9.0)	(4.8)
Amortization	(8.7)	(8.8)	(35.1)	(35.3)
Other	(0.4)	0.8	(0.5)	0.3
Total	$68.5	$98.5	$298.8	$364.4

THE MANITOWOC COMPANY, INC.
Unaudited Consolidated Financial Information
For the Three and Twelve Months Ended December 31, 2014 and 2013
(In millions)

BALANCE SHEET

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$68.0	$54.9
Restricted cash	23.7	12.8
Accounts receivable - net	227.4	255.5
Inventories - net	643.0	720.8
Deferred income taxes	71.3	89.9
Other current assets	151.8	113.9
Current assets of discontinued operation	—	15.1
Total current assets	1,185.2	1,262.9
Property, plant and equipment - net	591.0	578.8
Intangible assets - net	1,912.8	1,984.8
Other long-term assets	126.7	126.8
Long-term assets of discontinued operation	—	23.3
TOTAL ASSETS	$3,815.7	$3,976.6
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$806.5	$935.6
Short-term borrowings	80.3	22.7
Customer advances	21.3	34.9
Product warranties	77.7	81.1
Product liabilities	24.6	25.0
Current liabilities of discontinued operation	—	26.1
Total current liabilities	1,010.4	1,125.4
Long-term debt	1,443.2	1,504.1
Other non-current liabilities	538.0	562.6
Long-term liabilities of discontinued operation	—	2.2
Stockholders’ equity	824.1	782.3
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,815.7	$3,976.6

CASH FLOW SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net earnings attributable to Manitowoc	$33.6	$20.9	$144.5	$141.8
Non-cash adjustments	33.5	57.7	119.8	166.3
Changes in operating assets and liabilities	170.5	194.4	(158.9)	26.0
Net cash provided from operating activities of continuing operations	237.6	273.0	105.4	334.1
Net cash provided from (used for) operating activities of discontinued operations	0.1	(2.4)	(7.1)	(11.0)
Net cash provided from operating activities	237.7	270.6	98.3	323.1
Business acquisitions, net of cash acquired	—	(12.2)	—	(12.2)
Capital expenditures	(26.9)	(38.0)	(84.8)	(110.7)
Restricted cash	1.2	(3.2)	(11.6)	(2.0)
Proceeds from sale of business	—	—	—	39.2
Proceeds from sale of fixed assets	4.0	2.7	12.8	4.1
Net cash used for investing activities of discontinued operations	—	—	—	(0.6)
(Payments on) proceeds from borrowings - net	(223.3)	(247.1)	1.6	(257.9)
Proceeds from (payments on) receivable financing - net	14.5	7.5	(0.3)	6.6
Dividends paid	(10.8)	(10.7)	(10.8)	(10.7)
Stock options exercised	0.7	2.9	25.9	6.7
Debt issuance costs	(0.2)	(1.1)	(5.2)	(1.1)
Net cash used for financing activities of discontinued operations	—	—	(7.2)	—
Effect of exchange rate changes on cash	(3.7)	(0.7)	(5.6)	(2.8)
Net (decrease) increase in cash & cash equivalents	$(6.8)	$(29.3)	$13.1	$(18.3)

Adjusted EBITDA

The company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, plus certain items such as pro-forma acquisition results and the addback of certain restructuring charges, that are adjustments per the credit agreement definition. The company’s trailing twelve-month Adjusted EBITDA for covenant compliance purposes as of December 31, 2014 was $403.6 million. The reconciliation of net income attributable to Manitowoc to Adjusted EBITDA is as follows (in millions):

Net income attributable to Manitowoc	$144.5
Loss from discontinued operations	1.0
Loss on sale of discontinued operations	11.0
Depreciation and amortization	103.5
Interest expense and amortization of deferred financing fees	98.4
Costs due to early extinguishment of debt	25.5
Restructuring charges	9.0
Income taxes	8.6
Forgiveness of loan to Manitowoc Dong Yue	4.3
Other	(2.2)
Adjusted EBITDA	$403.6

GAAP Reconciliation

In this release, the company refers to various non-GAAP measures. We believe that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows (in millions, except per share data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net earnings attributable to Manitowoc	$33.6	$20.9	$144.5	$141.8
Special items, net of tax:
(Earnings) loss from discontinued operations	(0.1)	2.1	1.0	10.3
Loss on sale of discontinued operations	—	1.1	11.0	2.7
Early extinguishment of debt	0.1	1.7	16.6	2.0
Asset impairment	0.7	—	0.7	—
Restructuring expense	3.2	2.5	6.9	3.5
Tax restructuring benefit	—	—	(25.8)	—
Forgiveness of loan to Manitowoc Dong Yue	—	35.6	4.3	35.6
Net earnings before special items	$37.5	$63.9	$159.2	$195.9

Diluted earnings per share	$0.25	$0.15	$1.05	$1.05
Special items, net of tax:
(Earnings) loss from discontinued operations	—	0.02	0.01	0.08
Loss on sale of discontinued operations	—	0.01	0.08	0.02
Early extinguishment of debt	—	0.01	0.12	0.01
Asset impairment	0.01	—	0.01	—
Restructuring expense	0.02	0.02	0.05	0.03
Tax restructuring benefit	—	—	(0.19)	—
Forgiveness of loan to Manitowoc Dong Yue	—	0.26	0.03	0.26
Diluted earnings per share before special items	$0.27	$0.47	$1.16	$1.45